Exhibit 10.1
AMENDED AND RESTATED
CHANGE IN CONTROL AGREEMENT
     THIS AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT (the “Agreement”) is made and entered into as of the 22nd day of February, 2007, by and between CT COMMUNICATIONS, INC., a North Carolina corporation (the “Company”) , and Michael R. Coltrane, an individual residing in Cabarrus County, North Carolina (“Employee”);
     WHEREAS, the Company and the Employee have previously entered into a Change in Control Agreement dated October 1, 1997, which agreement was subsequently amended as of August 17, 2005 (the “Original Agreement”); and
     WHEREAS, the parties desire to amend the Original Agreement to (i) change the period during which severance benefits are paid and the non-competition provisions apply, (ii) add a general release as a condition to receiving benefits, and (iii) make other revisions as necessary to comply with the requirements of Internal Revenue Code Section 409A or other applicable law; and
     WHEREAS, the parties agree that the best way to accomplish these changes is to restate the Original Agreement in its entirety;
     NOW, THEREFORE, in consideration of the terms contained herein, including the compensation the Company agrees to pay to the Employee upon certain events, the Employee’s employment with the Company, the Employee’s covenants contained in this Agreement and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee agree as follows:
I. TERMINATION FOLLOWING A CHANGE IN CONTROL
     A. If a Change in Control (as defined in Section IA(iii) hereof) occurs and if, within two years following the Change in Control, the employment of the Employee is terminated (A) by the Company other than for Cause (as defined in Section IA(i) hereof), or (B) by the Employee for Good Reason (as defined in Section IA(ii) hereof), subject to the Company’s receipt from the Employee of the waiver and release as described in Section IJ below, an amount equal to the product of 35 times the Employee’s Compensation (as defined in Section IA(iv) hereof) divided by 12, less applicable withholdings, shall be paid by the Company to the Employee in a single lump sum within 30 days of termination of the Employee’s employment under circumstances entitling the Employee to Compensation hereunder.
     For purposes of this Agreement, the following terms shall have the meanings indicated:
(i)
Cause. Termination by the Company for “Cause” shall mean termination with the approval of the Board (a) because of willful misconduct of a material nature by the Employee in connection with the performance of his duties as an employee; (b) because of the Employee’s use of alcohol or illegal drugs that affects his ability to perform his assigned duties as an employee; (c) because of the Employee’s conviction of a felony or serious misdemeanor involving moral turpitude; (d) because of the Employee’s embezzlement or theft from the Company; (e) because of the Employee’s gross inattention to or dereliction of duty; or (f) because of performance by the Employee of any other willful act(s) which the Employee knew or reasonably should have known would be materially detrimental to the Company; provided, however, that prior to the determination by the Board that “Cause” as described in (a), (e) or (f) above has occurred, the Board shall (1) provide to the Employee in writing, in reasonable detail, the reasons for the Board’s determination that such “Cause” exists, (2) afford the Employee a reasonable opportunity to remedy any such breach, (3) provide the Employee an opportunity to be heard at the Board meeting where the final decision to terminate the Employee’s employment hereunder for such “Cause” is to be considered, and (4) make any decision that such “Cause” exists in good faith.

(ii)
Good Reason. Termination by the Employee for “Good Reason” shall mean (a) a material reduction in the Employee’s position, duties, responsibilities or status as in effect immediately preceding the Change in Control, or a change in the Employee’s title resulting in a material reduction in his responsibilities or position with the Company as in effect immediately preceding the Change in Control, in either case without the Employee’s consent, but excluding for this purpose any isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied promptly by the Company after receiving notice from the Employee and further excluding any such reductions or changes made in good faith to conform with generally accepted industry standards for the Employee’s position; (b) a reduction in the rate of the Employee’s base salary as in effect immediately preceding the Change in Control or a decrease in any bonus amount to which the Employee was entitled pursuant to the Company’s bonus or incentive plans at the end of the fiscal year immediately preceding the Change in Control, in either case without the Employee’s consent; provided, however, that a decrease in the Employee’s bonus amount shall not constitute “Good Reason” and nothing herein shall be construed to guarantee such bonus awards if performance, either by the Company or the Employee, is below such targets as may reasonably and in good faith be set forth in such bonus or incentive plans; (c)the relocation of the Employee, without his consent, to a location outside a 30 mile radius of Concord, North Carolina, following a Change in Control or (d) the resignation by the Employee, by written notice to the Board, during the period beginning at the end of the twelve month period following the Change in Control and ending on the first day of the eighteenth month following the Change in Control.

(iii)
Change in Control. For purposes of this Agreement, “Change in Control” shall mean (a) the consummation of a merger, consolidation, share exchange or similar transaction of the Company with any other corporation, entity or group, as a result of which the holders of the voting capital stock of the Company as a group would receive less than 50% of the voting capital stock of the surviving or resulting corporation; (b) the consummation of an agreement providing for the sale or transfer (other than as security for obligations of the Company) of substantially all the assets of the Company; or (c) in the absence of a prior expression of approval by the Board, the acquisition except by inheritance or devise of more than 20% of the Company’s voting capital stock by any person within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, other than a person, or group including a person, who beneficially owned, as of the date of this Agreement, more than 5% of the Company’s voting stock or equity, except that transactions between the Company and any affiliate or subsidiary of the Company and transactions between the Company and any employee stock ownership plan shall not be deemed a “Change in Control” as described in (a), (b) or (c) above.

(iv)
Compensation. The Employee’s Compensation shall consist of the following: (a) the Employee’s annual base salary, as paid by the Company, in effect immediately preceding the Change in Control plus (b) an annual bonus equal to the average bonus (calculated as a percentage of base salary, without regard to vesting schedules or restrictions on the bonus compensation and converting all post-employment payments in stock and stock options to a cash present value) paid by the Company for each one-year performance period (often referred to as the “annual incentive program”) to the Employee for the three (3) most recent fiscal years ending prior to such Change in Control pursuant to the Company’s incentive and bonus plans or, if the relevant bonus program has not existed for three (3) years preceding the Change of Control, an amount equal to the estimated average bonus as calculated by the independent accounting firm then performing the Company’s independent audit, which calculation shall be conclusive.

     B. Subject to receipt of a waiver and release as described in Section IJ below, upon termination of the Employee’s employment entitling the Employee to Compensation set forth in Section IA hereof, and for the 35 month period following such termination of employment, the Company shall:
(i)
maintain in full force and effect for the continued benefit of the Employee medical insurance (including coverage for the Employee’s dependents to the extent dependent coverage is provided by the Company for its employees generally) under such medical insurance plans and programs in which the Employee was entitled to participate immediately prior to the date of such termination of employment, provided that the Employee’s continued participation is possible under the general terms and provisions of such plans and programs. During such period, the Company will pay the Employee’s portion, if any, of such medical insurance premiums that may be required, and the Employee’s termination of employment at the beginning of the period shall not constitute a “qualifying event” under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). At the conclusion of such period, the Employee shall be entitled to full rights to continued medical insurance coverage as provided under COBRA, if eligible;

(ii)	permit the Employee to participate in all qualified retirement plans, including without limitation the Company’s pension plan and salary-reduction defined contribution plan;

(iii)	maintain in full force and effect for the continued benefit of the Employee the Employee’s life insurance (both basic and supplemental, if applicable); and

(iv)	maintain in full force and effect for the continued benefit of the Employee the Employee’s short term disability and long term disability insurance policies.
Provided, however, (a) in the event the Employee’s participation in any plan or program listed in IB(i) through IB(iv) is barred for any reason, the Company shall arrange to provide the Employee with such benefits for such period substantially similar to those which the Employee would otherwise have been entitled to receive under such plans and programs from which his continued participation is barred or pay to the Employee, at the same time the Employee is paid Compensation in accordance with Section IA, a lump sum payment in cash equal to the value of the benefits due to the Employee pursuant to Section IB(i) through IB(iv) that the Company is unable to provide and (b) in no event shall the Employee receive from the Company the medical insurance contemplated by Section IB(i) if the Employee receives comparable insurance from any other source.
     C. Upon termination of the Employee’s employment entitling the Employee to Compensation as set forth in Section IA hereof, the Employee will become immediately vested in any and all stock options and shares of restricted stock previously granted to him by the Company notwithstanding any provision to the contrary of any plan under which the options or restricted stock are granted. Any accrued but ungranted stock options or restricted stock shall also be fully vested upon grant to the Employee. The Employee may exercise such options only at the times and in the method described in such options. All restrictions on shares of the Company’s stock granted under any plan shall lapse upon a Change of Control. The Company will amend such options or plans in any manner necessary to facilitate the provisions of this Section IC.
     D. It is the intention of the Company and the Employee that no portion of the payment made under this Agreement, or payments to or for the Employee under any other agreement or plan, be deemed to be an excess parachute payment as defined in the Internal Revenue Code of 1986, as amended (the “Code”) section 280G or any successor provision. The Company and the Employee agree that the present value of any payment hereunder and any other payment to or for the benefit of the Employee in the nature of compensation, receipt of which is contingent on a Change in Control of the Company, and to which Code section 280G or any successor provision thereto applies, shall not exceed an amount equal to one dollar less than the maximum amount that the Employee may receive without becoming subject to the tax imposed by Code section 4999 or any successor provision or which the Company may pay without loss of deduction under Code section 280G or any successor provisions. Present value for purposes of this Agreement shall be calculated in accordance with Code section 1274(b)(2) or any successor provision. In the event that the provisions of Code sections 280G and 4999 or any successor provisions are repealed without succession, this Section ID shall be of no further force or effect.
     E. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, share exchange or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Employee to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if he terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date the Employee’s employment was terminated. As used in this Agreement, “Company” shall mean the Company as defined herein and any successor to its business and/or assets as aforesaid that executes and delivers the agreement provided for in this Section IE or that otherwise becomes bound by the all terms and provisions of this Agreement by operation of law.
     F. Except as elected by the Employee with the prior consent of the Company, all payments provided for under this Section I shall be paid in cash (including the cash values of stock options or restricted stock, if any) from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets shall be made to assure payment, except as provided to the contrary in funded benefits plans. The Employee shall have no right, title or interest whatsoever in or to any investments that the Company may make to aid the Company in meeting its obligations under this Section I. Nothing contained herein, and no action taken pursuant to the provisions hereof, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and the Employee or any other person. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.
     G. Following the Employee’s termination as a result of a Change in Control, the Corporation agrees (i) to indemnify, defend and hold harmless the Employee from and against any liabilities other than those contained in Section II and III hereof and crimes committed by the Employee against the Company to which he may be subject as a result of his service as an officer or director of the Company or as an officer or director of any of the Company’s subsidiaries or affiliates, and (ii) to indemnify the Employee for all costs, including attorney’s fees and other professional fees and disbursements, of (a) any legal action brought or threatened against him as a result of such employment, or (b) any legal action in which the Employee is compelled to give testimony as a result of his employment hereunder, to the fullest extent permitted by, and subject to the limitations of, the laws of the state of North Carolina.
     H. In the event that any dispute shall arise between the Employee and the Company relating to his rights under this Agreement following a Change in Control, and it is determined by agreement between the parties, or by a final judgment of a court of competent jurisdiction that is no longer subject to appeal, that the Employee has been substantially successful in his claims, then reasonable legal fees and disbursements of the Employee in connection with such dispute shall be paid by the Company.
     I. Following the employee’s termination as a result of a Change in Control, the Employee shall be entitled to receive outplacement assistance for a period of six (6) months at the Company’s expense.
     J. As a condition to the receipt of Compensation and other benefits pursuant to this Agreement, the Employee must submit a signed Confidential Waiver and Release Agreement, substantially in the form attached as Appendix A, within the time prescribed by the Company.
     II. COVENANT NOT TO DISCLOSE CONFIDENTIAL INFORMATION
     A. The Employee understands that his position with the Company is one of trust and confidence because of the Employee’s access to trade secrets and confidential and proprietary business information. The Employee pledges his best efforts and utmost diligence to protect and keep confidential the trade secrets and confidential or proprietary business information of the Company, and that he shall use such information only for legitimate business purposes for the benefit of, and expressly as authorized by, the Company.
     B. Unless required by the Company in connection with his employment or with the Company’s express written consent, the Employee agrees that he will not, either during his employment or afterwards, directly or indirectly:
     1. Misappropriate, use for the purpose of competing with the Company, either directly or indirectly, disclose to any third party, either directly or indirectly, or aid anyone else in disclosing to any third party, either directly or indirectly, for the Employee’s own benefit or the benefit of another all or any part of any of the Company’s trade secrets or confidential or proprietary information, whether or not the information is acquired, learned, or developed by the Employee alone or in conjunction with others; and
     2. Use, disclose, divulge or communicate directly or indirectly to any third party: (a) the names, addresses and other contact data regarding any current or prospective customers of the Company; or (b) the details of any contracts, business transactions or negotiation to which the Company is a party or of any tenders, offers or proposals submitted or to be submitted by the Company in connection with its business.
     The Employee makes the same pledge with regard to the confidential information of the Company’s customers, contractors, or others with whom the Company has a business relationship.
     C. The Employee understands that trade secrets and confidential or proprietary information, for purposes of this Agreement, shall include, but not be limited to, any and all versions of the Company’s computer software, hardware, and documentation; all methods, processes, techniques, practices, product designs, pricing information, billing histories, customer requirements, customer lists, employee lists and salary/commission information, personnel matters, financial data, operating results, plans, contractual relationships, and projections for business opportunities for new or developing business of the Company; and all other confidential or proprietary information, patents, ideas, know-how and trade secrets which are in the possession of the Company, no matter what the source, including any such information that the Company obtains from a customer, contractor or another party or entity and that the Company treats or designates as confidential or proprietary information, whether or not such information is owned or was developed by the Company.
     D. The Employee also agrees that all notes, records (including all computer and electronic records), software, drawings, handbooks, manuals, policies, contracts, memoranda, sales files, customer lists, employee lists or other documents that are made or compiled by the Employee, or which were available to the Employee while he was employed at the Company, in whatever form, including but not limited to all such documents and data concerning any processes, inventions, services or products used or developed by the Employee during his employment, shall be the property of the Company. The Employee further agrees to deliver and make available all such documents and data to the Company, regardless of how stored or maintained and including all originals, copies and compilations thereof, upon the separation of his employment, for any reason, or at any other time at the Company’s request.
     E. The Employee understands that the Company expects him to respect any trade secrets or confidential information of any of the Employee’s former employers, business associates, or other business relationships. The Employee also agrees to respect the Company’s express direction to the Employee not to disclose to the Company, its officers, or any of its employees any such information so long as it remains confidential.
     F. The Employee understands that the secrecy of certain communications is protected by state and federal laws, and that violations of the Federal Communications Act may subject the Employee to fines of up to $10,000, or imprisonment for up to ten years, or both. Therefore, the Employee agrees that the following restrictions apply to all modes of communications during the duration of the Employee’s employment with the Company:
     1. The Employee will not divulge to any unauthorized person any knowledge that he may have regarding communication arrangements between the Company and its customers.
     2. Except as required by the daily performance of his duties, the Employee will not give to any individual or group any information whatsoever regarding the location of telecommunications equipment, trunks, cables, circuits, etc., or regarding the installation of the Company’s central office equipment, or any information regarding the Company’s plant or facilities.
     3. Except as required in the performance of his duties with the Company, the Employee will not listen in on any telephone conversation in any form, nor disclose to any unauthorized individual or group any part of any telephone conversation which the Employee may overhear in the performance of his duties.
     4. The Employee will not discuss with his family, friends or acquaintances any information gained through his employment with the Company regarding military installations, communications, filter centers or other communication procedures and equipment relating to national security.
     5. The Employee will not divulge to any unauthorized individual or group the existence, substance, purport, effect of meaning of any communication between the Company’s customers.
     6. The Employee will promptly refer to his supervisor any unauthorized request regarding telephone communications.
III. COVENANT NOT TO COMPETE
     A. For and in consideration of this Agreement, the change in control protection contained herein, the Employee’s employment with the Company, and the Employee’s access to the confidential information and trade secrets of the Company, the Employee agrees that, unless specifically authorized by the Company in writing, the Employee will not for a period of 24 months after his employment with the Company has terminated or ended (whatever the reason for the end of the employment relationship):
     1. Engage in any “Competitive Activity” (as defined below) within the “Restricted Territory” (as defined below); and/or
     2. Serve as an employee, director, owner, partner, contractor, consultant or agent of, or own any interest in (except for ownership of a minor percentage of stock in a “public” competitor), any person, firm or corporation that engages in “Competitive Activity” within the “Restricted Territory”; and/or
     3. Engage in any “Competitive Activity” with, for or towards or divert, attempt to divert or direct others to divert any business of the Company from a then existing Company customer, a joint venturer or other business partner of the Company (hereinafter referred to as an “affiliate”), or from a potential customer identified through leads or relationships developed during the last twelve-month period before the end of the Employee’s employment with the Company, within the “Restricted Territory”; and/or
     4. Engage in any “Competitive Activity” with, for or towards or divert, attempt to divert or direct others to divert any business of the Company from a then existing Company customer, a joint venturer or other business partner of the Company (hereinafter referred to as an “affiliate”), who contacted the Employee, whom the Employee contacted or served, or for whom the Employee supervised, managed or generally had executive oversight or input concerning contact or service regarding the delivery, provision or sale of any Company product or service during the last twelve-month period before the end of the Employee’s employment with the Company.
     The Employee further agrees that, unless specifically authorized by the Company in writing, he shall not engage in any “Competitive Activity” individually or with any entity or individual other than the Company during his employment with the Company.
     B. Furthermore, the Employee will not during his employment with the Company and for a period of 24 months after his employment with the Company has terminated or ended (whatever the reason for the end of the employment relationship), solicit or hire for employment or as an independent contractor any employee of the Company, or solicit, assist, induce, recruit, or assist or induce anyone else to recruit or cause another person in the employ of the Company or any of the Company’s affiliates to leave his employment with the Company or the Company’s affiliate for the purpose of joining, associating, or becoming employed with any business or activity with which the Employee is or expects to be directly or indirectly associated or employed.

     C. “Competitive Activity” means: (1) the business activities engaged in by the Company during the last twelve-month period before the end of the Employee’s employment with the Company, including the sales, marketing, distribution and provision of telecommunications services, equipment or other products of the type of which the Employee sold or was involved during the last twelve-month period before the end of the Employee’s employment with the Company; and/or (2) the performance of any other business activities competitive with the Company for or on behalf of any telecommunications entity.
     D. “Restricted Territory” means: (1) the geographic area encompassing a seventy-five (75) mile radius of Concord, North Carolina; and/or (2) the geographic area encompassing a seventy-five (75) mile radius of any other area in which the Company conducts business in connection with its “Greenfield” or other operations during the last twelve-month period before the end of the Employee’s employment with the Company; and/or (3) any Metropolitan Statistical Area (as defined by the United States Department of Commerce) from which the Company generated at least two percent (2%) of its gross annual revenue during the last two calendar years before the end of the Employee’s employment with the Company.
IV. ACKNOWLEDGMENTS BY EMPLOYEE
     A. The Employee acknowledges that the restrictions placed upon him by this Agreement are reasonable given the nature of the Employee’s position with the Company, the area in which the Company markets its products and services, and the consideration provided by the Company to the Employee pursuant to this Agreement. Specifically, the Employee acknowledges that the length of the Covenant Not to Compete in Section III is reasonable and that the definitions of “Competitive Activity” and “Restricted Territory” are reasonable.
     B. The Employee agrees that in the event of any breach or threatened breach of the provisions of Section II and III hereof or this provision IV by the Employee, the Company’s remedies at law would be inadequate, and the Company shall be entitled to an injunction (without any bond or other security being required), restraining such breach, and costs and attorneys’ fees relating to any such proceeding or any other legal action to enforce the provisions of this Agreement, but nothing herein shall be construed to preclude the Company from pursuing any other remedies at law or in equity available to it for any such breach or threatened breach. Moreover, the Employee also agrees that if the Employee breaches any of Sections II or III above or this provision IV, the Employee shall be required to refund to the Company and the Company shall be entitled to recover of the Employee 90% of the amount of the Employee’s Compensation (as defined in Section IA(iv) herein) for a Change in Control already paid to the Employee by the Company under this Agreement at the time of the breach, and the Employee shall forfeit at the time of the breach the right to any additional payments or benefits under this Agreement, except that if the breach occurs before the payment set forth in Section IA is made, the Employee shall be entitled to receive 1/35th of the payment set forth in Section IA, if generally eligible under Section I, and nothing more. In such case, the Employee and the Company agree that the confidential information and non-compete obligations contained in this Agreement shall remain valid and enforceable based upon the consideration actually paid.
     C. The Employee acknowledges that all of the provisions of the Agreement are fair and necessary to protect the interests of the Company. Accordingly, the Employee agrees not to contest the validity or enforceability of Section II or Section III hereof and agrees that if any court should hold any provision of Section II or Section III hereof to be unenforceable, the remaining provisions will nonetheless be enforceable according to their terms. Further, if any provision or subsection is held to be overly broad as written, the Employee agrees that a court should view the above provisions and subsections as separable and uphold those separable provisions and subsections deemed to be reasonable.
     D. The Employee understands that every provision of this Agreement is severable from each other provision of this Agreement. Therefore, if any provision of this Agreement is held invalid or unenforceable, every other provision of this Agreement will continue to be fully valid and enforceable. In the event that any provision of this Agreement is determined by a court of competent jurisdiction to be void or unenforceable, the Employee and the Company agree that such provision shall be enforced to the extent reasonable under the circumstances and that all other provisions shall be enforceable to the fullest extent permissible by law. The Employee and the Company further agree that, if any court makes such a determination, such court shall have the power to reduce the duration, scope and/or area of such provisions and/or delete specific words and phrases by “blue penciling” and, in its reduced or blue penciled form, such provisions shall then be enforceable as allowed by law.

V. MISCELLANEOUS
     A. The Employee shall have no right to receive any payment hereunder except following a Change of Control as determined pursuant to Section I. Nothing contained in this Agreement shall confer upon the Employee any right to continued employment by the Company or shall interfere in any way with the right of the Company to terminate his employment at any time for any/or no reason. The provisions of this Agreement shall not affect in any way the right or power of the Company to change its business structure or to effect a merger, consolidation, share exchange or similar transaction, or to dissolve or liquidate, or sell or transfer all or part of its business or assets.
     B. The Employee understands that his obligations under this Agreement will continue whether or not his employment with the Company is terminated voluntarily or involuntarily, or with or without cause.
     C. This Agreement replaces any previous agreement relating to the same or similar subject matter which the Employee and the Company may have entered into with the Company with respect to the Employee’s employment by the Company. This Agreement may not be changed in any detail other than by a written agreement signed by the Employee and a Company officer, except the Company may amend this Agreement from time to time without the Employee’s consent to the extent necessary to comply with Section 409A of the Code and the valid and binding regulations and interpretations thereunder, and the Employee understands and consents to any such amendment even though it may reduce the benefits provided hereunder or may be otherwise unfavorable to the Employee.
     D. The Employee agrees that the Company’s waiver of any default by the Employer shall not constitute a waiver of its rights under this Agreement with respect to any subsequent default by the Employee. No waiver of any provision of this Agreement shall be valid unless in writing and signed by all parties.
     E. This Agreement shall be binding upon, and inure to the benefit of, the Employee and the Company and their respective permitted successors and assigns. Neither this Agreement nor any right or interest hereunder shall be assignable by the Employee, his beneficiaries, or legal representatives without the Company’s prior written consent.
     F. Where appropriate as used in this Plan, the masculine shall include the feminine.
     G. This Agreement has been executed and delivered in the State of North Carolina, and the laws of the State of North Carolina shall govern its validity, interpretation, performance and enforcement.
     IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto effective as of the day and year first above stated.

CT COMMUNICATIONS, INC.

By:

EMPLOYEE:

(Seal)

Appendix A
Change in Control Agreement
Waiver and Release Agreement
CONFIDENTIAL WAIVER AND RELEASE AGREEMENT
THIS AGREEMENT is made this ___ day of ___, 200___, by and between CT Communications, Inc., a North Carolina corporation (the “Company”), and _______ (“Employee”).
WHEREAS, Employee is an employee of the Company; and
WHEREAS, Employee and the Company have entered into a Change in Control Agreement (the “CIC Agreement”); and
WHEREAS, it is a condition to Employee’s receipt of the compensation and other benefits under the CIC Agreement that s/he execute this Confidential Waiver and Release Agreement (the “Release Agreement”); and
WHEREAS, Employee desires to receive the compensation and benefits under the CIC Agreement and to comply with all conditions thereto, including execution of this Release Agreement; and
WHEREAS, Employee has been allowed at least 21 days within which to consider this Release Agreement;
NOW, THEREFORE, for good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, Employee and the Company hereby agree to the termination of their employment relationship in accordance with the terms and conditions hereinafter set forth:
1. Payment of Compensation and Other Benefits. In consideration of Employee’s execution of, and his/her promises and releases contained in, this Agreement, the Company will pay Employee the compensation and other benefits as provided in the CIC Agreement (the “Severance Benefits”). The Severance Benefits shall be less applicable taxes and withholdings required by law. The Company will pay Employee (or in the event of the Employee’s death, his or her Beneficiary), the Severance Benefits (less applicable taxes and withholdings) in a lump sum in cash after the Company receives this Confidential Waiver and Release properly executed by Employee; provided, however, that if Employee timely revokes this Confidential Waiver and Release Agreement after executing it, in accordance with Section 8 below, Employee will not be paid the Severance Benefits.
2. Release. In consideration for the Severance Benefits described above in Section 1, Employee, for himself/herself, his/her heirs, executors, administrators, and assigns, hereby releases, waives, and forever discharges any and all claims or liabilities against the Company, its health or welfare benefits plans, affiliates, predecessors, successors or assigns, and their respective officers, directors, trustees, employees, representatives and agents, from any and all claims or liabilities of whatever kind or nature which he/she has ever had or which he/she now has, known or unknown, including, but not limited to, any and all claims or counterclaims for breach of contract, breach of fiduciary duty, unfair competition, defamation, wrongful or unlawful discharge, constructive discharge, for past or future wages, salary, bonuses, earnings, restricted stock, deferred compensation or other forms of compensation, claims or counterclaims for violations of Title VII of the Civil Rights Act of 1964 as amended, 42 U.S.C. § 2000(e) et seq., the Americans with Disabilities Act, or the Employee Retirement Income Security Act of 1974, any age discrimination claims under the Age Discrimination in Employment Act (ADEA), 29 U.S.C. § 621 et seq., as amended by the Older Workers Benefit Protection Act (OWBPA) (these laws prohibit age discrimination in employment or benefits as to individuals forty years of age and older), violations of any federal, state and/or municipality whistle-blowing statutes or laws or fair employment statutes or laws, or violations of any other law, rule, regulation, or ordinance pertaining to employment, wages, hours, stock ownership, or any other terms and conditions of employment and termination of employment, and any other claims, counterclaims and/or third-party claims, which have been, or could have been, asserted by Employee in any court, arbitration, or other forum arising out of or in any way related to the relationship between Employee and Company or the termination thereof, to the fullest extent permitted by law. (This release and waiver does not apply to claims that may arise after the date you sign this Agreement or claims for the enforcement of the Company’s obligations under the CIC Agreement.)

NOTE: You have the right to consider this Agreement for twenty-one days before accepting it. Before signing this Agreement, you are advised to consult with an attorney of your choice, at your expense.
3. Confidentiality. The Company and Employee agree to keep the fact and terms of this settlement in strict confidence. Employee agrees not to disclose this document, its contents, or subject matter to any person other than his/her spouse (if applicable), attorney, accountant, income tax preparer, or other similar professionals. Furthermore, to the extent either party is permitted to disclose and does disclose such information, they agree to require, and they warrant, that the person receiving such information will maintain its confidentiality.
4. Nondisparagement. Employee also agrees that he/she will at all times hereafter refrain from any conduct which is detrimental to the best interests of the Company and its affiliates and their predecessors, successors, assigns, officers, directors and agents, will refrain from making any disparaging, untrue, misleading or similar statements or representations regarding Company, its affiliates and their predecessors, successors, assigns, officers, directors and agents, whether orally or in writing, including but not limited to comments about any of the Company’s services or business practices, and will not disclose, use or communicate to any person, firm or entity any confidential or proprietary information of the Company or its affiliates, or information the disclosure of which might be harmful or damaging to Company or its affiliates, which he/she learned or which came to his/her attention during the course of his/her employment by Company.
5. No Admission. Employee understands and agrees that Company admits no liability with respect to any claim related to, or arising out of, their relationship or the termination thereof.
6. Entire Agreement/Severability. With the exception of any prior agreement by the Employee to maintain the confidentiality of and not use or disclose the Company’s confidential, proprietary or trade secret information, and with the exception of the CIC Agreement, the terms of which shall survive and be in addition to the terms of this Agreement, this Agreement contains the entire agreement between the parties; and no agreements, representations, or statements of any party not contained herein shall be binding on such party. The provisions of this Agreement are deemed severable and the invalidity or unenforceability of any provision or part of this Agreement in any respect shall not affect the validity or enforceability of this Agreement in any other respect.
7. Controlling Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, as they are applied to contracts made and to be wholly performed in that state, regardless of choice of law principles to the contrary. In addition, employee consents to the sole and exclusive jurisdiction of any North Carolina court in any dispute arising from this Agreement.
8. Effective Date. This Agreement shall not become effective and enforceable until after seven (7) days following its execution by Employee and may be revoked by Employee at any time within the seven day period. Employee shall provide notice to the Company no later than midnight on the last day of the seven-day revocation period. Notice shall be given by submitting a written statement of revocation via hand delivery, mail, or e-mail to ________ or ________. Notice may also be given by calling or leaving a voice mail message for ________ at ________ before midnight on the last day of the seven-day revocation period, then immediately confirming the call or message with written notice as stated above. Employee’s revocation must be in writing to be effective. No attempted revocation after the expiration of such seven (7) day period shall have any effect on the terms of this Agreement.
9. Compliance with Older Workers Benefit Protection Act. By signing this Agreement, Employee specifically acknowledges and represents that:
(a) Employee has been given a period of at least 21 days to consider the terms of this Agreement;
(b) The terms of this Agreement are clear and understandable to Employee;
(c) The benefits Company will provide to Employee under the program exceed the benefits that Employee was otherwise entitled to receive as an employee of Company;
(d) Employee has been advised to consult with an attorney (at Employee’s expense) prior to signing this Agreement; and

(e) Employee has been advised that he/she has the right to revoke this Agreement at any time within the seven-day period following his/her signature of this Agreement.
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IN WITNESS WHEREOF, the Company and the Employee have executed this Agreement on the day and year first written above.
EMPLOYEE:

[INSERT EMPLOYEE NAME]
STATE OF
                     COUNTY
     I, _______, a Notary Public of the aforesaid County and State, do hereby certify that [INSERT EMPLOYEE NAME] personally appeared before me this day and acknowledged that s/he:
     (1) Has read the foregoing instrument;
     (2) Has had an adequate opportunity to discuss the same with an attorney of his/her own choosing if he wished to do so;
     (3) Understands that the foregoing instrument affects important rights;
     (4) Is acting freely and without undue influence or coercion; and
     (5) Signed the foregoing instrument.
     Witness my hand and notarial seal this ___ day of ___, 200___.

Notary Public

My Commission Expires:		[notary seal]
COMPANY:

By:

Name:

Title: